TriQuint Announces $75 Million Stock Repurchase Program

HILLSBORO, OREGON (USA) - May 15, 2013 - TriQuint Semiconductor, Inc. (NASDAQ: TQNT), a leading RF solutions supplier and technology innovator, today announced a program authorizing the repurchase of up to $75 million of the Company's common stock.
Under this program, stock repurchases may be made from time to time in the open market at prevailing market prices or through privately negotiated transactions at the discretion of Company management. The timing of open market and privately negotiated purchases will be dependent on market conditions and other corporate considerations, including price, corporate and regulatory requirements and alternative investment opportunities. The Company is not obligated to repurchase any particular amount of common stock during any period and may choose to suspend or discontinue the repurchase program at any time.
Shares of common stock repurchased by the Company through the repurchase program will become authorized but unissued shares.  As of May 14, 2013, the Company has approximately 163.3 million shares of common stock outstanding.
Forward-Looking Statements:
This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding TriQuint's intent to implement a program to repurchase shares of its common stock, the manner in which such program will be implemented, and the level of investment and sources of funding for the program. Actual results may vary materially from those expressed or implied in the statements herein. Risks that may cause these forward-looking statements to be inaccurate include, among others, termination or suspension of the repurchase program, which may occur at any time, changes in the manner in which we implement the program, we may use substantially less than the full $75 million allocated under this repurchase program, fluctuations in the market price of our common stock and other risk factors described in TriQuint's reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. These reports can be accessed at the SEC web site, www.sec.gov. Except as required by law, TriQuint undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.
A reader of this release should understand that it is not possible to predict or identify all risk factors and should not consider the risk factors described in TriQuint's filings with the Securities and Exchange Commission to be a complete statement of all potential risks and uncertainties.
Facts About TriQuint
Founded in 1985, TriQuint Semiconductor (NASDAQ: TQNT) is a leading RF solutions supplier and technology innovator for the world's top communications, defense and aerospace companies. People and organizations around the world need real-time, all-the-time connections; TriQuint products help reduce the cost and increase the performance of connected mobile devices and the networks that deliver critical voice, data and video communications. With the industry's broadest technology portfolio, recognized R&D leadership, and expertise in high-volume manufacturing, TriQuint creates standard and custom products using gallium arsenide (GaAs), gallium nitride (GaN), surface acoustic wave (SAW) and bulk acoustic wave (BAW) technologies. The company has ISO9001-certified manufacturing facilities in the U.S., production in Costa Rica, and design centers in North America and Germany. For more information, visit www.triquint.com.

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Steve Buhaly VP of Finance & Administration, CFO TriQuint Semiconductor, Inc. Tel: +1.503.615.9401 E-mail: steve.buhaly@triquint.com	Media Contact: Brandi Frye Sr. Director, Corporate Communications TriQuint Semiconductor, Inc. Tel: +1.503.615.9488 E-mail: brandi.frye@triquint.com